Exhibit 10.01


                         Outsourcing Services Agreement
                         ------------------------------

          Beijing Chuangzhitongda Technology Development Co., Ltd., ("Beijing Chuangzhitongda"), a company incorporated under the laws of the Peoples Republic of China, with its principal offices in Room 906, Tower B, Century Plaza, No.66 East Zhongguancun Road, Shanghai, China , China Crescent Enterprises, Inc.("China Crescent"), a Nevada, USA corporation with headquarters in Dallas, Texas, and Clipper Technology, Ltd. ("CLPTEC"), a wholly-owned foreign subsidiary of China Crescent incorporated under the laws of the Peoples Republic of China with its principle offices at No. 123 Qinjiang Rd, Shanghai, 200233, each referred to in this Outsourcing Services Agreement (the "SA") as the Party or collectively as the Parties have as their common objective to engage in mutually beneficial business opportunities. Pursuant to their common objectives, Beijing Chuangzhitongda, CLPTEC and China Crescent Enterprises will seek joint business opportunities in the Peoples Republic of China but not to the exclusion of other countries and markets in which Beijing Chuangzhitongda and China Crescent do business. To achieve their joint objectives the Parties will enter into a Business Development Outsourcing Agreement and other supporting agreements as necessary and referred to in this SA as the "Agreements".

                                 I. The Parties
                                 --------------

          Beijing Chuangzhitongda engages in the sale, distribution of computer networking hardware and software systems as well as system integration and service support in the Peoples Republic of China, doing business primarily in the northern China cities and provinces of Beijing, Tianjin, Hebei, Liaoning, Shandong, and Henan. China Crescent is a systems integrator and emerging technology incubator publicly traded on the OTC Bulletin Board in the United States, with existing operations in Peoples Republic of China and Singapore. CLPTEC is a wholly owned foreign subsidiary of China Crescent and is engaged in technology software and hardware sales and well as system integration services in the Peoples Republic of China.

                 II. General Terms, Objectives, and Commitments
                 ----------------------------------------------

1. Beijing Chuangzhitongda will outsource all its existing and new business to CLPTEC for a period of three (3) years beginning from the date of signing a Business Development Outsourcing Agreement between the Parties. CLPTEC will invoice Beijing Chuangzhitongda on a monthly basis. The invoice will include an "outsourcing" fee in conjunction with the monthy base expense associated with daily operations and a "supplemental" fee consisting of equipment and additional services required for non recurring projects. The combination of the "outsourcing" fee and "supplemental" fee is estimated to be $10 million (US Dollars) annually based on the existing business and operations of Beijing Chuangzhitongda, resulting in an projected $30 million (US Dollars) in revenue to CLPTEC during the three year term of the Agreements. The actual revenue during the term of the Agreements will be based on the fee schedule to be negotiated and the services provided during such term.

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2.   For any services that cannot  currently be provided by CLPTEC,  CLPTEC will sub-contract any such services to Beijing Paimen Technologies Co., Ltd ("Beijing Paimen") for the fulfillment of Beijing Chuangzhitongda existing and new business for a period of three years from the date of signing a Business Development Sub-Contracting Agreement between the Parties. Beijing Paimen will invoice CLPTEC monthly for any services they provide on behalf of CLPTEC pursuant to the sub-contracting agreement to be negotiated.

3. The Agreements may be renewed on the thirty sixth month anniversary of the execution of the Agreements and thereafter by mutual agreement between the Parties.

4.   China  Crescent  will  have  a  three  year  option  to  purchase   Beijing
     Chuangzhitongda Technology and Beijing Paimen at a price and under such terms and conditions to be negotiated and stated in the Agreements.

                             III. General Provisions
                             -----------------------

          The purpose of this document is to outline the general framework for a proposed undertaking which will provide mutual benefit to the Parties. The Parties recognize the terms herein and discussed are not the comprehensive terms required for the full execution of the intended business operations. Accordingly, the Parties anticipate the drafting of additional supporting agreements and will make best efforts to complete all supporting and final agreements within 30 days.

                               IV. Confidentiality
                               -------------------

          Each Party acknowledges that in the course of dealings between the Parties, and their respective staffs, it may acquire information about the other party, its business activities and operations, its technical information and trade secrets all of which are highly confidential and proprietary to such ("Confidential Information"). Confidential Information shall not include information generally available to or known by the public, or information independently developed outside the scope of the Agreements under consideration. Each Party shall hold all Confidential Information of the other party in strict confidence and shall not reveal the same except pursuant to a court order or upon request of the other party. The Confidential Information shall be safeguarded with at least as great a degree of care as each Party uses to safeguard its own most confidential materials or data relating to its own business, but in no event less than a reasonable degree of care. For the avoidance of doubt, information of Customers licensing the Products in the Territory shall be the property of Beijing Chuangzhitongda and shall be considered as Beijing Chuangzhitongda's Confidential Information and freely transferable by Beijing Chuangzhitongda.

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                            V. Actionable Time Frame
                            ------------------------

          This SA shall be in effect immediately and may be updated within a period of forty five (45) days from the signing date of this document, at which time it may be renewed by the Parties to this or replaced by a different SA in conjunction with the anticipated additional supporting documents.

                              VI. Immediate Actions
                              ---------------------

          After the execution of this SA, the Parties agree to work quickly and negotiate in good faith to finalize the supporting agreements pursuant to the terms and conditions outlined in this document. Each Party agrees to act with prudent haste to enter into the Agreements regarding the Parties mutual objectives. The Parties agree to sign the Agreements which reflect the terms and conditions reflected in this Services Agreement within forty five days (45) after signing this document.



     The parties to this document have duly executed it as of the 27th Day of May in the year of 2009.

 China Crescent Enterprises, Inc.             Beijing Chuangzhitongda Technology
                                              Development Co., Ltd

 By: /s/ Philip M. Verges                     By: /s/ Hu Xiaoxun
     --------------------                         --------------

 Name:   Philip M. Verges                     Name:   Hu Xiaoxun

 Title:  Chairman                             Title:  CEO



 Clipper Technology, Ltd.


 By: /s/ Jiang Hongwei
     -----------------

 Name:   Jiang Hongwei

 Title:  President

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